Exhibit 10.17.1

AMENDMENT TO BENEFITS PROTECTION TRUST

Following full discussion, upon motion duly made and seconded, the following resolutions were unanimously approved:

WHEREAS, the Company has previously entered into the Amended and Restated Benefits Protection Trust Agreement by and between the Company and Wachovia Bank, National Association, dated March 31, 2004, as amended January 8, 2008 (the "Trust");

WHEREAS, the Company is recommending that BNSF Railway Company Incentive Compensation Plan (formerly known as The Burlington Northern and Santa Fe Railway Company Incentive Compensation Plan) (the “ICP Plan”) no longer be subject to the Trust;

WHEREAS, pursuant to Section 17.1 of the Trust, the Board of Directors of the Company has the authority to amend the Trust; and

WHEREAS, the Board of Directors of the Company has determined, in its reasonable judgment and in accordance with Section 17.1 of the Trust, that adoption of these amendments will have no material adverse effect on the amount of benefits payable under the Trust to participants or their beneficiaries.

RESOLVED, that Schedule 1 of the Trust is hereby amended to remove the ICP Plan from being subject to the Trust;

FURTHER RESOLVED, that the Trust shall be amended and restated to reflect the amendments set forth herein; and

FURTHER RESOLVED that the officers of the Company are each hereby authorized and empowered on behalf and in the name of the Company to take all such further actions, to execute all such other agreements, instruments and documents, pay all such taxes, fees and expenses, and to do such other acts and things as such officer or officers, in his, her or their discretion shall deem necessary or expedient for the accomplishment of the purposes of the foregoing resolutions, and any actions already taken for the purposes of accomplishing the foregoing resolutions are hereby ratified and approved.